EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS SECOND QUARTER 2009 RESULTS
Net income of $7.7 million for second quarter
     Earnings available to common shareholders of $0.07 per share for second quarter
Non-performing assets declined to 1.71% of total assets, loans past due 30-89 days declined 46%
Provision for loan loss of $29.3 million, down 50% from first quarter 2009
Net charge-offs of $26.0 million, down 56% from first quarter 2009
Net interest margin of 4.20%, an increase of 13 basis points from first quarter 2009
Total regulatory risk based capital of 14.35%, up from 11.01% a year ago

PORTLAND, Ore. – July 16, 2009 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc. today announced second quarter 2009 net income of $7.7 million, compared to a net loss of $15.2 million for the first quarter of 2009. Including preferred stock dividends of $3.2 million, the net income available to common shareholders was $4.4 million, or $0.07 per diluted share, compared to a net loss available to common shareholders of $18.4 million, or $0.31 per diluted share, for the first quarter of 2009.

Significant financial statement items for the second quarter of 2009 include:

  Provision for loan losses of $29.3 million, a decrease of 50% from the first quarter of 2009;
  Total net charge-offs of $26.0 million, a decrease of 56% from the first quarter of 2009;
  The allowance for credit losses increased to 1.63% of total loans;
  Non-performing assets decreased on a sequential quarter basis to 1.71% of total assets. Non- performing loans ended the quarter at 1.87% of total loans. Both were down from March 2009 and year-end 2008 levels;
  Non-interest bearing demand deposits increased 2% on a sequential quarter basis, or 7.49% on an annualized basis;
  Net interest margin, on a tax equivalent basis, increased 13 basis points during the quarter to 4.20%;
  The cost of interest bearing deposits for the second quarter was 1.60%, a decrease of 22 basis points from the first quarter of 2009;
  Mortgage banking revenue was a record $6.3 million due to significant refinancing activity. Closed mortgage loan volume was $234 million, up 22% from the first quarter of 2009;
  Loss on investment securities of $1.3 million, included $7.6 million of other-than-temporary impairment;
  Gain on fair value of junior subordinated debentures of $8.6 million;
  FDIC assessments were $6.7 million, and included a $4.0 million special assessment;
  A loss on other real estate owned of $3.2 million was recognized; and
  Total risk based capital of 14.35%, up from 11.01% a year ago.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

“This quarter’s performance is indicative of the progress that Umpqua is making during difficult times. Management has and will continue to remain proactive in addressing credit issues, while focusing on improving our core earnings,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Even though this quarter’s results are good, we realize that Umpqua still has work to do as we reduce credit risk exposure in our residential development portfolio. We also understand the concern regarding commercial real estate, where we continue to stress test. We believe that any potential issues in this area in the future will result from individual loans and not represent a systemic weakness.”

Asset quality
Non-performing assets were $150.0 million, or 1.71% of total assets, as of June 30, 2009, compared to $159.5 million, or 1.82% of total assets as of March 31, 2009. Of this amount, $9.2 million represented loans past due greater than 90 days and still accruing interest, $104.7 million represented non-accrual loans, and $36.0 million was other real estate owned (OREO).

Total net charge-offs were $26.0 million in the second quarter of 2009, which represented 1.71% of average loans on an annualized basis. Prior to the second quarter of 2008, the Company recognized the charge-off of loans to an impairment reserve when the loan was resolved, sold, or foreclosed/transferred to other real estate owned. Starting in the second quarter of 2008, the Company accelerated the charge-off of loans to the impairment reserve to the period when impairment arises for collateral dependent loans. Therefore, the non-accrual loans of $104.7 million as of June 30, 2009 have been written-down to their estimated net realizable value, based on disposition value, and are expected to be resolved over the coming quarters at those levels, absent further declines in market prices.

The provision for loan losses for the second quarter of 2009 was $29.3 million. The allowance for credit losses increased to 1.63% of total loans as of June 30, 2009, compared to 1.58% of total loans as of March 31, 2009 and 1.22% of total loans as of June 30, 2008.

Commercial real estate loan portfolio
The total term commercial real estate loan portfolio was $3.4 billion as of June 30, 2009, compared to $3.3 billion as of March 31, 2009. Of this total, $2.4 billion are non-owner occupied, and $1.0 billion are owner occupied as of June 30, 2009, as compared to $2.3 billion and $1.0 billion, respectively, as of March 31, 2009. Of the total portfolio, $25.7 million, or 0.8% are past due 30-89 days as of June 30, 2009. The portfolio was conservatively underwritten at origination to a minimum debt service coverage ratio of 1.20, and as a result in many cases the loan-to-value was substantially less than our in-house maximum of 75%. This underwriting serves to protect against the low capitalization rate environment of the past several years.

The Company has completed two rounds of stress testing on the commercial real estate portfolio, for items such as capitalization rate, interest rate and vacancy factors. The results of the stress testing showed no major issues, unlike our experience in the residential development construction portfolio. However, given the economic climate, we expect potential issues that may arise in this portfolio will result from individual loans and not represent a systemic weakness, and are well positioned to manage the exposure and work with our customers until the economic climate improves.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Additional detail on credit quality, trends, residential development and non-performing assets
For the past two years, the Company has been aggressively resolving problems arising from the current economic downturn. The following is a recap of the Company’s credit quality trends since the start of 2007, noting the accelerated charge-off of impairment reserves, discussed above, was implemented in the second quarter of 2008:

Credit quality trends
(Dollars in thousands)			Ending			Change in ratio of
	Provision	Net	specific	Allowance		non-performing
	for	charge-offs	impairment	for credit loss	30-89 days	assets to
	loan loss	(recoveries)	reserve	to loans %	past due %	total assets

Q1 2007	$83	$(90)	$857	1.14%	0.17%	0.06%
Q2 2007	3,413	31	5,088	1.17%	0.56%	0.41%
Q3 2007	20,420	865	16,244	1.47%	0.99%	0.37%
Q4 2007	17,814	21,188	9,893	1.42%	0.64%	0.22%
Q1 2008	15,132	13,476	13,281	1.45%	1.13%	(0.12)%
Q2 2008	25,137	37,976	--	1.22%	0.31%	0.19%
Q3 2008	35,454	15,193	--	1.54%	1.16%	0.41%
Q4 2008	31,955	30,072	--	1.58%	0.96%	0.22%
Q1 2009	59,092	59,871	--	1.58%	1.47%	(0.06)%
Q2 2009	29,331	26,047	--	1.63%	0.80%	(0.11)%

Total	$237,831	$204,629

As presented in the table above, cumulative net charged-off loans since the beginning of 2007 was $204.6 million, or 3.82%, of beginning loans as calculated in the table below:

Cumulative charge-off rate
(Dollars in thousands)

Cumulative net charge-offs since 1/1/07	$204,629
Gross loan balance, 12/31/06	$5,361,862
Cumulative net charge-off rate since 1/1/07	3.82%

Total construction loans as of June 30, 2009 decreased 7% from March 31, 2009, and decreased 26% from June 30, 2008. Within the construction loan portfolio, the residential development loan segment is $301 million, or 5% of the total loan portfolio. Of this amount, $61 million represents non-performing loans, and $240 million represents performing loans, which are 4% of the total loan portfolio. This segment has decreased $200 million, or 40%, from June 30, 2008.

The remaining $496 million in construction loans are commercial construction projects. These commercial construction loans are uniquely different from the residential development loans. Total non-performing assets related to commercial construction loans were $13.3 million at June 30, 2009, down 25% from $17.8 million at December 31, 2008. There are no commercial construction loans past due 30-89 days as of June 30, 2009.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

The following is a geographic distribution of the residential development portfolio as of June 30, 2009, March 31, 2009 and June 30, 2008:

Residential development loans
(Dollars in thousands)					Non-	Accrual
				% change	performing	status
	Balance	Balance	Balance	from	loans	loans
	6/30/08	3/31/09	6/30/09	6/30/08	6/30/09	6/30/09

Northwest Oregon	$158,588	$120,460	$120,076	(24)%	$6,985	$113,091
Central Oregon	51,594	20,951	15,493	(70)%	6,118	9,375
Southern Oregon	44,781	29,738	26,561	(41)%	7,254	19,307
Washington	36,324	26,514	24,744	(32)%	4,720	20,024
Greater Sacramento	135,648	92,744	84,522	(38)%	25,673	58,849
Northern California	74,730	38,266	29,894	(60)%	10,601	19,293

Total	$501,665	$328,673	$301,290	(40)%	$61,351	$239,939

% of total loan portfolio	8%	5%	5%			4%

Quarter change $	$(80,352)	$(55,486)	$(27,383)
Quarter change %	(14)%	(14)%	(8)%

The following is a stratification by size and region of the remaining residential development loans still on accrual status (excludes non-performing loans) as of June 30, 2009:

Residential development loans – stratification of remaining accrual basis loans by region by size of loan
(Dollars in thousands)
		$250k	$1 million	$3 million	$5 million
	$250k	to	to	to	to	$10million
	and less	$1 million	$3 million	$5 million	$10million	and greater	Total

Northwest Oregon	$3,996	$13,312	$31,430	$16,479	$32,905	$14,969	$113,091
Central Oregon	2,003	3,642	3,730	--	--	--	9,375
Southern Oregon	2,289	8,577	8,441	--	--	--	19,307
Washington	--	2,851	3,770	8,052	5,351	--	20,024
Greater Sacramento	4,510	8,949	10,477	--	16,572	18,341	58,849
Northern California	2,159	5,827	11,307	--	--	--	19,293

Total	$14,957	$43,158	$69,155	$24,531	$54,828	$33,310	$239,939

% of Total	6%	18%	29%	10%	23%	14%	100%

Only 37% of the remaining performing residential development portfolio is comprised of loans greater than $5 million, with 53% representing loans with balances less than $3 million.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

The following is a distribution of non-performing assets by type and by region as of June 30, 2009:

Non-performing asset balances by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total

Loans 90 days past due:
Residential development	$--	$--	$2,814	$--	$689	$--	$3,503
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	135	311	--	263	--	709
Commercial	--	300	--	466	--	906	1,672
Other	2,904	--	--	--	419	--	3,323

Total 90 days past due	$2,904	$435	$3,125	$466	$1,371	$906	$9,207

Non-accrual loans:
Residential development	$6,985	$6,118	$4,440	$4,720	$24,984	$10,601	$57,848
Commercial construction	--	1,893	324	629	9,177	367	12,390
Commercial real estate	3,366	1,562	2,253	--	8,747	11,006	26,934
Commercial	320	2,996	303	--	125	3,810	7,554
Other	--	--	--	--	--	--	--

Total non-accrual loans	$10,671	$12,569	$7,320	$5,349	$43,033	$25,784	$104,726

Total non-performing loans	$13,575	$13,004	$10,445	$5,815	$44,404	$26,690	$113,933

Other real estate owned:
Residential development	$2,434	$16,539	$1,493	$351	$6,203	$874	$27,894
Commercial construction	520	--	--	--	423	--	943
Commercial real estate	--	301	--	551	3,717	--	4,569
Commercial	750	670	--	--	--	76	1,496
Other	916	--	--	--	212	--	1,128

Total OREO	$4,620	$17,510	$ 1,493	$902	$10,555	$950	$36,030

Total non-performing assets	$18,195	$30,514	$11,938	$6,717	$54,959	$27,640	$149,963

% of total	12%	20%	8%	5%	37%	18%	100%

The Company has aggressively charged-down impaired assets to their disposition values, and expects to resolve these assets over the next few quarters. As of June 30, 2009, the non-performing assets of $150.0 million have been written down by 38%, or $91.0 million, from their original balance of $241.0 million.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results July 16, 2009 Page 6 of 21

The following is a distribution of loans past due 30-89 days by loan type by region as of June 30, 2009:

Loans past due 30-89 days by category by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total

Loans 30-89 days past due:
Residential development	$--	$--	$2,502	$6,708	$1,886	$--	$11,096
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	4,615	4,106	5,315	144	2,075	9,457	25,712
Commercial	1,437	1,010	408	1,420	802	3,517	8,594
Other	3,172	--	--	2	179	--	3,353

Total 30-89 days past due	$9,224	$5,116	$8,225	$8,274	$4,942	$12,974	$48,755

Loans past due 30-89 days declined 46% to $48.8 million as of June 30, 2009 as compared to $90.0 million as of March 31, 2009.

Net interest margin
The Company reported a tax equivalent net interest margin of 4.20% for the second quarter of 2009, compared to 4.07% for the first quarter of 2009, and 4.15% for the second quarter of 2008. The increase in net interest margin resulted primarily from our cost of interest bearing liabilities decreasing more than earning asset yields. Interest reversals on new non-accrual loans during the second quarter of 2009 were $0.8 million, or 5 basis points on the net interest margin. Excluding the reversals of interest, the net interest margin would have increased 18 basis points during the quarter. The cost of interest bearing deposits was 22 basis points lower than the first quarter of 2009.

Mortgage banking revenue
Mortgage interest rates decreased significantly early in the second quarter of 2009, resulting in a significant increase in refinancing activity within the market. The Company recognized $6.3 million in total mortgage banking revenue during the second quarter of 2009, on closed loan volume of $234 million, compared to revenue of $4.1 million for the first quarter of 2009, on closed loan volume of $192 million.

Included in mortgage banking revenue for the second quarter of 2009 was a mortgage servicing right asset (MSR) fair value adjustment of $0.4 million, related to increased refinancing and higher future prepayment speed expectations. On June 30, 2009, the MSR asset was valued at 0.95% of the total serviced loan portfolio, compared to 0.84% at March 31, 2009.

Loss on sale of investment securities
During the second quarter of 2009, the Company recognized a net loss of $1.3 million on investment securities. Included in this was a $7.6 million other-than-temporary impairment charge primarily related to non-agency mortgage-backed securities in the held to maturity (HTM) classification, offset by gains on sale of investments of $6.3 million. At June 30, 2009, the HTM non-agency mortgage-backed security portfolio gross book value totaled $5.7 million, or 0.4% of the total investment portfolio.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Fair value of junior subordinated debentures
The Company recognized a gain from the change in fair value of junior subordinated debentures of $8.6 million during the second quarter of 2009. The Company utilizes a pricing service along with internal models to determine the valuation of this liability. The majority of the gain relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of June 30, 2009, the credit adjusted interest spread for potential new issuances was forecasted to be significantly higher. The difference between spreads represents the gain in fair value of the Company’s junior subordinated debentures compared to potential new instruments in the market. This fair value adjustment will reverse and be recognized as a reduction in non-interest income over the remaining period to maturity of the related instrument. As of June 30, 2009, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $83.0 million.

Non-interest expense
Total non-interest expense for the second quarter of 2009 was $66.7 million, compared to $60.0 million for the first quarter of 2009, an increase of $6.7 million, or 11%. Included in non-interest expense are several categories which are outside of the control of the Company, including FDIC deposit insurance assessments, gain or loss on other real estate owned valuations, VISA litigation and infrequently occurring expenses such as merger costs and goodwill impairments. Excluding non-controllable or infrequently occurring items, operating expenses totaled $56.7 million for the second quarter of 2009, compared to $54.8 million for the first quarter of 2009, an increase of $1.9 million, or 3%. This increase related mainly to increases of $0.6 million in variable expense related to our mortgage operation (on increased revenue), and an increase in marketing expense of $0.5 million.

Total FDIC deposit insurance assessments during the second quarter of 2009 were $6.7 million, an increase of 155% over the first quarter of 2009, and 423% over the second quarter of 2008. This increase results from an industry-wide increase in assessments as the FDIC is replenishing the deposit insurance fund, in addition to an industry-wide special assessment in the second quarter of 2009 of $4.0 million.

Balance sheet
Total consolidated assets as of June 30, 2009 were $8.8 billion, compared to $8.3 billion a year ago. Total gross loans and leases, and deposits, were $6.1 billion and $6.8 billion, respectively, as of June 30, 2009, compared to $6.1 and $6.4 billion, respectively, as of June 30, 2008.

Total loans increased $11 million during the second quarter of 2009. Total gross loan fundings during the second quarter of 2009 were $497 million, which were offset by payments received on previously funded loans of $460 million, and net charge-offs of $26 million, resulting in the overall increase of $11 million in loans during the second quarter.

Total deposits increased $22 million during the second quarter of 2009. Deposits from public entities declined $54 million during the second quarter. Excluding this, deposits from consumers and businesses increased $76 million during the second quarter. Over 2,000 new non-interest bearing demand accounts were opened in the second quarter of 2009, and average non-interest bearing demand deposits increased $52 million over the first quarter of 2009.

Umpqua Holdings Corporation Announces Second Quarter 2009
Results July 16, 2009

Goodwill
Based on continued market volatility and the drop in price of the Company’s common stock subsequent to year-end 2008, the Company is currently analyzing the value of goodwill within its community banking segment related to its prior acquisitions, to determine whether the value of goodwill has been impaired. Any potential goodwill impairment could be material to reported earnings, but would be a non-cash charge and have no effect on the Company’s cash balances, liquidity or tangible equity. In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s well-capitalized regulatory capital ratios would not be affected by this potential non-cash expense. The Company anticipates the analysis will be completed prior to filing the Quarterly Report on Form 10-Q with the Securities and Exchange Commission by early August 2009.

Capital
As of June 30, 2009, total shareholders’ equity was $1.5 billion, comprised of $203 million in preferred stock (par value of $214.2 million issued to the U.S. Treasury on November 14, 2008 and described below), and common stock of $1.3 billion. Book value per common share was $21.00, tangible book value per share was $8.47 and the ratio of tangible common equity to assets was 6.37% .

The Company’s estimated total risk-based capital ratio as of June 30, 2009 is 14.35%, and has increased from 11.01% as of June 30, 2008. Our total risk-based capital level is in excess of the regulatory definition of “well capitalized” of 10.00% . This capital ratio as of June 30, 2009 is an estimate pending completion and filing of the Company’s regulatory reports.

Excluding the sale of preferred stock during the fourth quarter of 2008, the Company’s total risk-based capital ratio as of June 30, 2009 would have been 11.42%, which increased from 11.01% as of June 30, 2008.

On November 14, 2008, in exchange for an aggregate purchase price of $214.2 million, Umpqua Holdings Corporation issued and sold to the United States Department of the Treasury (U.S. Treasury) pursuant to the TARP Capital Purchase Program the following: (i) 214,181 shares of the Company's newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, with a liquidation preference of $1,000 per share ($214,181,000 liquidation preference in the aggregate) and (ii) a warrant to purchase up to 2,221,795 shares of the Company's common stock, no par value per share, at an exercise price of $14.46 per share, subject to certain anti-dilution and other adjustments. The warrant may be exercised for up to ten years after it was issued.

In connection with the issuance and sale of the Company's securities, the Company entered into a Letter Agreement including the Securities Purchase Agreement - Standard Terms, dated November 14, 2008, with the U.S. Treasury (the "Agreement"). The Agreement contains limitations on the payment of quarterly cash dividends on the Company's common stock in excess of $0.19 per share, and on the Company's ability to repurchase its common stock. The Agreement also grants registration rights to the holders of the Series A Preferred Stock, the Warrant and the common stock to be issued under the Warrant and subjects the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008, as amended.

The Series A Preferred Stock bears cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter, in each case, applied to the $1,000 per share liquidation preference, but will only be paid when, as and if declared by the Company's board of directors out of funds legally available therefor. The Series A Preferred Stock has no maturity date and ranks senior to our common stock (and on an equivalent basis with the Company's other authorized series of preferred stock, of which no shares are currently outstanding) with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

Umpqua Holdings Corporation Announces Second Quarter 2009
Results July 16, 2009

There were no repurchases of common stock during the first six months of 2009. The total remaining available common shares authorized for repurchase is approximately 1.5 million as of June 30, 2009.

Visa related activity
In March 2008, Visa completed its initial public offering. Umpqua Bank and certain other Visa member banks are shareholders in Visa. The Company holds shares of Visa Class B common stock that are, under certain conditions, convertible into Visa Class A common stock, which class of stock is publicly traded on the New York Stock Exchange. Following the initial public offering of Visa’s Class A common stock, the Company received $12.6 million in proceeds from the offering, as a mandatory partial redemption of 295,377 shares, reducing the Company’s holdings from 764,036 shares to 468,659 shares of Class B common stock. Using proceeds from this offering, Visa established a $3.0 billion escrow account to cover the resolution of pending litigation and related claims. The partial redemption proceeds are reflected in non-interest income in the first quarter of 2008.

In connection with Visa’s establishment of the litigation escrow account, the Company reversed a $5.2 million reserve in the first quarter of 2008, reflected as a reduction of non-interest expense. This reserve was created in the fourth quarter of 2007, pending completion of the Visa initial public offering, as a charge to non-interest expense.

In October 2008, Visa announced that it had reached a settlement with Discover Card related to an antitrust lawsuit, and that it had established an additional reserve related to the settlement with Discover Card that had not already been funded into the escrow account. In connection with this settlement, the Company recorded, in the third quarter of 2008, a liability and corresponding expense of $2.1 million pre-tax, for its proportionate share of that liability. In December, this liability and expense was reversed when VISA deposited sufficient funds into the escrow account to cover the remaining amount of the settlement. The Company is not a party to the Visa litigation and its liability arises solely from the Bank’s membership interest in Visa.

The deposit of funds into the escrow account in December has the effect of a repurchase of Class A common share equivalents from the Class B shareholders and further reduces the conversion ratio applicable to Class B common stock outstanding from 0.7143 per Class A share to 0.6296 per Class A share.

The remaining unredeemed shares of Visa Class B common stock are restricted and may not be transferred until the later of (i) three years from the date of the initial public offering, or (ii) the period of time necessary to resolve the covered litigation. If the funds in the escrow account are insufficient to settle all the covered litigation, Visa may sell additional Class A shares, use the proceeds to settle litigation, and further reduce the conversion ratio. If funds remain in the escrow account after all litigation is settled, the Class B conversion ratio will be increased to reflect that surplus.

As of June 30, 2009, the value of the Class A shares was $62.26 per share. The value of unredeemed Class A equivalent shares owned by the Company was $18.4 million as of June 30, 2009, and has not been reflected in the accompanying financial statements.

Umpqua Holdings Corporation Announces Second Quarter 2009
Results July 16, 2009

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance. Management believes "tangible common equity" and the "tangible common equity ratio" is a meaningful measure of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs). In addition, tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs). The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

Dollars in thousands, except per share data	6/30/09	3/31/09	6/30/08

Total shareholders' equity	$1,468,375	$1,469,844	$1,244,234
Subtract:
Preferred stock	203,231	202,692	--
Goodwill and other intangible assets, net	755,032	756,468	761,738

Tangible common shareholders' equity	$510,112	$510,684	$482,496

Total assets	$8,768,629	$8,782,533	$8,345,989
Subtract:
Goodwill and other intangible assets, net	755,032	756,468	761,738

Tangible assets	$8,013,597	$8,026,065	$7,584,251

Common shares outstanding	60,237,042	60,198,057	60,087,850

Tangible common equity ratio	6.37%	6.36%	6.36%
Tangible book value per common share	$8.47	$8.48	$8.03

Umpqua Holdings Corporation Announces Second Quarter 2009
Results July 16, 2009

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 150 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank's Private Bank Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, July 16, 2009, at 10:00 a.m. PT (1:00 p.m. ET) during which the Company will discuss second quarter 2009 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m. The conference ID is “14663432.” Information to be discussed in the teleconference will be available on the Company’s Website prior to the call at www.umpquaholdingscorp.com. A rebroadcast can be found approximately two hours after the conference call by dialing 800-642-1687 with the conference ID noted above, or by visiting the Company’s Website.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about limitations on exposure in our commercial real estate loan portfolio, our ability to effectively manage that exposure and the timely completion of a goodwill impairment analysis. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, unanticipated deterioration in the commercial real estate loan portfolio, loss of, or inability to recruit, personnel to manage problem credits, a delay in completion of the goodwill impairment analysis or results of that analysis that could negatively impact the earnings reported in this release.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Quarter Ended:

				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Jun 30, 2009	Mar 31, 2009	Jun 30, 2008	% Change	% Change

Interest income
Loans and leases	$88,940	$88,173	$97,963	1%	(9)%
Interest and dividends on investments:
Taxable	13,889	14,371	10,882	(3)%	28%
Exempt from federal income tax	1,935	1,800	1,677	8%	15%
Dividends	--	--	116	--	(100)%
Temporary investments	19	32	87	(41)%	(78)%

Total interest income	104,783	104,376	110,725	0%	(5)%

Interest expense
Deposits	21,957	24,463	31,468	(10)%	(30)%
Repurchase agreements and
fed funds purchased	180	184	495	(2)%	(64)%
Junior subordinated debentures	2,395	2,560	3,216	(6)%	(26)%
Term debt	1,262	1,756	2,011	(28)%	(37)%

Total interest expense	25,794	28,963	37,190	(11)%	(31)%
Net interest income	78,989	75,413	73,535	5%	7%
Provision for loan and lease losses	29,331	59,092	25,137	(50)%	17%
Non-interest income
Service charges	8,322	7,701	8,819	8%	(6)%
Brokerage fees	1,745	1,379	2,070	27%	(16)%
Mortgage banking revenue, net	6,259	4,070	3,687	54%	70%
Net (loss) gain on investment securities	(1,270)	35	(2)	nm	nm
Gain on junior subordinated debentures
carried at fair value	8,611	580	3,199	nm	169%
Other income	3,383	1,752	2,206	93%	53%

Total non-interest income	27,050	15,517	19,979	74%	35%

Non-interest expense
Salaries and benefits	32,041	31,073	27,668	3%	16%
Occupancy and equipment	9,708	9,621	9,149	1%	6%
Intangible amortization	1,362	1,362	1,491	0%	(9)%
FDIC assessments	6,699	2,625	1,281	155%	423%
Other	13,598	12,771	11,849	6%	15%
Net loss on other real estate owned	3,170	2,299	2,851	38%	11%
Merger related expenses	73	200	--	(64)%	nm

Total non-interest expense	66,651	59,951	54,289	11%	23%
Income (loss) before provision for income taxes	10,057	(28,113)	14,088	136%	(29)%
Provision (benefit) for income tax	2,396	(12,864)	3,932	119%	(39)%

Net income (loss)	7,661	(15,249)	10,156	150%	(25)%

Dividends and undistributed earnings
allocated to participating equity securities	11	4	30	175%	(63)%
Preferred stock dividend - undeclared	3,216	3,191	--	1%	nm

Net earnings (loss) available to common shareholders	$4,434	$(18,444)	$10,126	124%	(56)%

Weighted average shares outstanding	60,221,023	60,175,868	60,074,920	0%	0%
Weighted average diluted shares outstanding	60,463,321	60,175,868	60,398,441	0%	0%
Earnings (loss) per common share – Basic	$0.07	$(0.31)	$0.17	123%	(59)%
Earnings (loss) per common share – Diluted	$0.07	$(0.31)	$0.17	123%	(59)%
nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Six Months Ended:

Dollars in thousands, except per share data	Jun 30, 2009	Jun 30, 2008	% Change

Interest income
Loans and leases	$177,113	$202,115	(12)%
Interest and dividends on investments:
Taxable	28,260	20,211	40%
Exempt from federal income tax	3,735	3,356	11%
Dividends	--	194	(100)%
Temporary investments	51	290	(82)%

Total interest income	209,159	226,166	(8)%
Interest expense
Deposits	46,420	71,093	(35)%
Repurchase agreements and
fed funds purchased	364	1,244	(71)%
Junior subordinated debentures	4,955	7,138	(31)%
Other borrowings	3,018	3,136	(4)%

Total interest expense	54,757	82,611	(34)%
Net interest income	154,402	143,555	8%
Provision for loan and lease losses	88,423	40,269	120%
Non-interest income
Service charges	16,023	17,196	(7)%
Brokerage fees	3,124	4,245	(26)%
Mortgage banking revenue, net	10,329	1,817	468%
Net gain (loss) on investment securities	(1,235)	3,899	(132)%
Gain on junior subordinated debentures
carried at fair value	9,191	4,841	90%
Proceeds from Visa
mandatory partial redemption	--	12,633	(100)%
Other income	5,135	4,942	4%

Total non-interest income	42,567	49,573	(14)%
Non-interest expense
Salaries and benefits	63,114	55,912	13%
Occupancy and equipment	19,329	18,265	6%
Intangible amortization	2,724	2,982	(9)%
FDIC assessments	9,324	2,496	274%
Other	26,369	23,842	11%
Net loss on other real estate owned	5,469	3,462	58%
Visa litigation	--	(5,183)	(100)%
Merger related expenses	273	--	nm

Total non-interest expense	126,602	101,776	24%
Income (loss) before provision for income taxes	(18,056)	51,083	(135)%
Provision (benefit) for income tax	(10,468)	16,256	(164)%

Net income (loss)	(7,588)	34,827	(122)%

Dividends and undistributed earnings
allocated to participating equity securities	15	112	(87)%
Preferred stock dividend - undeclared	6,407	--	nm

Net earnings (loss) available to common shareholders	$ (14,010)	$34,715	(140)%

Weighted average shares outstanding	60,198,570	60,051,880	0%
Weighted average diluted shares outstanding	60,198,570	60,385,886	0%

Earnings (loss) per share – Basic	$(0.23)	$0.58	(140)%
Earnings (loss) per share – Diluted	$(0.23)	$0.57	(140)%
nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)

				Sequential	Year over
				Quarter	Year

Dollars in thousands, except per share data	Jun 30, 2009	Mar 31, 2009	Jun 30, 2008	% Change	% Change

Assets:
Cash and due from banks	$131,354	$136,035	$194,458	(3)%	(32)%
Temporary investments	962	70,565	1,353	(99)%	(29)%
Investment securities:
Trading	2,247	1,485	2,087	51%	8%
Available for sale	1,465,342	1,435,293	998,307	2%	47%
Held to maturity	6,344	13,783	5,115	(54)%	24%
Loans held for sale	52,863	34,013	12,694	55%	316%
Loans and leases	6,093,957	6,082,480	6,111,488	0%	0%
Less: Allowance for loan and lease losses	(98,370)	(95,086)	(73,721)	3%	33%
Loans and leases, net	5,995,587	5,987,394	6,037,767	0%	(1)%
Restricted equity securities	16,491	16,491	18,892	0%	(13)%
Premises and equipment, net	103,553	103,712	104,861	0%	(1)%
Mortgage servicing rights, at fair value	10,631	8,732	11,576	22%	(8)%
Goodwill and other intangibles, net	755,032	756,468	761,738	0%	(1)%
Other real estate owned	36,030	32,766	5,826	10%	518%
Other assets	192,193	185,796	191,315	3%	0%

Total assets	$8,768,629	$8,782,533	$8,345,989	0%	5%

Liabilities:
Deposits	$6,814,705	$6,792,534	$6,359,909	0%	7%
Securities sold under agreements
to repurchase	56,358	50,274	41,281	12%	37%
Fed funds purchased	66,000	--	147,945	nm	(55)%
Term debt	106,396	206,458	236,774	(48)%	(55)%
Junior subordinated debentures, at fair value	83,036	91,682	126,539	(9)%	(34)%
Junior subordinated debentures, at amortized cost	103,349	103,430	104,146	0%	(1)%
Other liabilities	70,410	68,311	85,161	3%	(17)%

Total liabilities	7,300,254	7,312,689	7,101,755	0%	3%

Shareholders' equity:
Preferred stock	203,231	202,692	--	0%	nm
Common stock	1,006,660	1,006,199	990,952	0%	2%
Retained earnings	244,875	243,447	263,446	1%	(7)%
Accumulated other comprehensive income (loss)	13,609	17,506	(10,164)	(22)%	234%

Total shareholders' equity	1,468,375	1,469,844	1,244,234	0%	18%

Total liabilities and shareholders' equity	$8,768,629	$8,782,533	$8,345,989	0%	5%

Common shares outstanding at period end	60,237,042	60,198,057	60,087,850	0%	0%
Book value per common share	$21.00	$21.05	$20.71	0%	1%
Tangible book value per common share	$8.47	$8.48	$8.03	0%	5%
Tangible equity - common	$510,112	$510,684	$482,496	0%	6%
Tangible common equity to tangible assets	6.37%	6.36%	6.36%
nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Loan Portfolio
(Unaudited)

							Sequential	Year over
Dollars in thousands	Jun 30, 2009		Mar 31, 2009		Jun 30, 2008		Quarter	Year

Loans and leases by class:	Amount	Mix	Amount	Mix	Amount	Mix	% Change % Change

Commercial real estate	$3,373,624	55%	$3,268,762	54%	$3,161,908	52%	3%	7%
Residential real estate	429,775	7%	431,592	7%	401,245	7%	0%	7%
Construction	797,352	13%	855,697	14%	1,070,429	18%	(7)%	(26)%

Total real estate	4,600,751	75%	4,556,051	75%	4,633,582	76%	1%	(1)%
Commercial	1,429,856	23%	1,458,792	24%	1,406,339	23%	(2)%	2%
Leases	37,806	1%	39,953	1%	40,839	1%	(5)%	(7)%
Installment and other	36,314	1%	38,360	1%	42,131	1%	(5)%	(14)%
Deferred loan fees, net	(10,770)	0%	(10,676)	0%	(11,403)	0%	1%	(6)%

Total loans and leases	$6,093,957	100%	$6,082,480	100%	$6,111,488	100%	0%	0%

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)

							Sequential	Year over
Dollars in thousands	Jun 30, 2009		Mar 31, 2009		Jun 30, 2008		Quarter	Year

	Amount	Mix	Amount	Mix	Amount	Mix	% Change % Change

Demand, non interest-bearing	$1,316,648	19%	$1,292,512	19%	$1,256,236	20%	2%	5%
Demand, interest-bearing	2,875,843	43%	2,902,691	43%	2,857,116	45%	(1)%	1%
Savings	293,972	4%	295,895	4%	310,542	5%	(1)%	(5)%
Time	2,328,242	34%	2,301,436	34%	1,936,015	30%	1%	20%

Total Deposits	$6,814,705	100%	$6,792,534	100%	$6,359,909	100%	0%	7%

Total Core deposits-ending (1)	$5,465,814	80%	$5,490,094	81%	$5,207,125	82%	0%	5%
Total Core deposits-quarterly
average (1)	$5,474,859		$5,471,590		$5,243,442		0%	4%

Number of open accounts:
Demand, non interest-bearing	152,251		150,191		144,293		1%	6%
Demand, interest-bearing	61,199		61,133		59,298		0%	3%
Savings	72,381		70,966		70,620		2%	2%
Time	33,475		33,654		33,760		(1)%	(1)%

Total	319,306		315,944		307,971		1%	4%

Average balance per account:
Demand, non interest-bearing	$8.6		$8.6		$8.7
Demand, interest-bearing	47.0		47.5		48.2
Savings	4.1		4.2		4.4
Time	69.6		68.4		57.3
Total	21.3		21.5		20.7
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Credit Quality
(Unaudited)

				Sequential	Year over
		Quarter Ended		Quarter	Year

Dollars in thousands	Jun 30, 2009	Mar 31, 2009	Jun 30, 2008	% Change	% Change

Allowance for credit losses:
Balance beginning of period	$95,086	$95,865	$86,560
Provision for loan and lease losses	29,331	59,092	25,137	(50)%	17%

Charge-offs	(26,508)	(60,414)	(38,752)	(56)%	(32)%
Less: Recoveries	461	543	776	(15)%	(41)%

Net charge-offs	(26,047)	(59,871)	(37,976)	(56)%	(31)%

Total Allowance for loan and lease losses	98,370	95,086	73,721	3%	33%
Reserve for unfunded commitments	860	935	1,112

Total Allowance for credit losses	$99,230	$96,021	$74,833	3%	33%

Net charge-offs to average
loans and leases (annualized)	1.71%	3.96%	2.51%
Recoveries to gross charge-offs	1.74%	0.90%	2.00%
Allowance for credit losses to
loans and leases	1.63%	1.58%	1.22%

Nonperforming assets:
Loans on non-accrual status	$104,726	$112,949	$94,666	(7)%	11%
Loans past due 90+ days & accruing	9,207	13,780	3,911	(33)%	135%

Total nonperforming loans	113,933	126,729	98,577	(10)%	16%
Other real estate owned (1)	36,030	32,766	5,826	10%	518%

Total nonperforming assets	$149,963	$159,495	$104,403	(6)%	44%

Nonperforming loans to total loans and leases	1.87%	2.08%	1.61%
Nonperforming assets to total assets	1.71%	1.82%	1.25%
Past due 30-89 days	$48,755	$89,699	$18,897	(46)%	158%
Past due 30-89 days to total loans and leases	0.80%	1.47%	0.31%

(1) Other real estate owned for 6/30/09 and 3/31/09 includes $8.9 million of real estate legally sold, but for lack of initial investment of the purchaser, was not accounted for as a sale, and therefore continues to be reported as other real estate owned.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Credit Quality (continued)
(Unaudited)

	Six Months Ended:

Dollars in thousands	Jun 30, 2009	Jun 30, 2008	% Change

Allowance for credit losses
Balance beginning of period	$95,865	$84,904
Provision for loan and lease losses	88,423	40,269	120%

Charge-offs	(86,922)	(52,722)	65%
Less: Recoveries	1,004	1,270	(21)%

Net charge-offs	(85,918)	(51,452)	67%

Total Allowance for loan and lease losses	98,370	73,721	33%

Reserve for unfunded commitments	860	1,112

Total Allowance for credit losses	$99,230	$74,833	33%

Net charge-offs to average
loans and leases	2.83%	1.70%
Recoveries to gross charge-offs	1.16%	2.41%

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

				Sequential	Year over
		Quarter Ended:		Quarter	Year

	Jun 30, 2009	Mar 31, 2009	Jun 30, 2008	Change	Change

Net Interest Spread:
Yield on loans and leases	5.81%	5.79%	6.44%	0.02	(0.63)
Yield on taxable investments	4.45%	4.83%	4.93%	(0.38)	(0.48)
Yield on tax-exempt investments (1)	5.75%	5.79%	5.62%	(0.04)	0.13
Yield on temporary investments	0.18%	0.24%	2.00%	(0.06)	(1.82)
Total yield on earning assets (1)	5.56%	5.61%	6.23%	(0.05)	(0.67)

Cost of interest bearing deposits	1.60%	1.82%	2.45%	(0.22)	(0.85)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.06%	1.26%	2.09%	(0.20)	(1.03)
Cost of term debt	3.63%	3.45%	3.51%	0.18	0.12
Cost of junior subordinated debentures	4.93%	5.30%	5.53%	(0.37)	(0.60)
Total cost of interest bearing liabilities	1.75%	1.99%	2.61%	(0.24)	(0.86)

Net interest spread (1)	3.81%	3.62%	3.62%	0.19	0.19
Net interest margin – Consolidated (1)	4.20%	4.07%	4.15%	0.13	0.05

Net interest margin – Bank (1)	4.33%	4.20%	4.33%	0.13	0.00

Return on average assets	0.20%	(0.86)%	0.49%	1.06	(0.29)
Return on average tangible assets	0.22%	(0.94)%	0.54%	1.16	(0.32)
Return on average common equity	1.40%	(5.80)%	3.24%	7.20	(1.84)
Return on average tangible common equity	3.45%	(14.07)%	8.21%	17.52	(4.76)
Efficiency ratio – Consolidated	62.31%	65.32%	57.59%	(3.01)	4.72
Efficiency ratio – Bank	64.71%	62.41%	56.52%	2.30	8.19

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Six Months Ended:

	Jun 30, 2009	Jun 30, 2008	Change

Net Interest Spread:
Yield on loans and leases	5.80%	6.66%	(0.86)
Yield on taxable investments	4.64%	4.61%	0.03
Yield on tax-exempt investments (1)	5.77%	5.59%	0.18
Yield on temporary investments	0.22%	2.70%	(2.48)
Total yield on earning assets (1)	5.59%	6.38%	(0.79)

Cost of interest bearing deposits	1.71%	2.74%	(1.03)
Cost of securities sold under agreements
to repurchase and fed funds purchased	1.15%	2.60%	(1.45)
Cost of term debt	3.52%	3.69%	(0.17)
Cost of junior subordinated debentures	5.12%	6.11%	(0.99)
Total cost of interest bearing liabilities	1.87%	2.91%	(1.04)

Net interest spread (1)	3.72%	3.47%	0.25
Net interest margin – Consolidated (1)	4.14%	4.06%	0.08

Net interest margin – Bank (1)	4.26%	4.26%	0.00

Return on average assets	(0.32)%	0.84%	(1.16)
Return on average tangible assets	(0.35)%	0.93%	(1.28)
Return on average equity	(2.21)%	5.57%	(7.78)
Return on average tangible equity	(5.39)%	14.22%	(19.61)
Efficiency ratio – Consolidated	63.70%	52.30%	(11.40)
Efficiency ratio – Bank	63.59%	50.54%	(13.05)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Average Balances
(Unaudited)

				Sequential	Year over
		Quarter Ended:		Quarter	Year

Dollars in thousands	Jun 30, 2009	Mar 31, 2009	Jun 30, 2008	% Change	% Change

Temporary investments	$41,449	$52,063	$17,538	(20)%	136%
Investment securities, taxable	1,249,218	1,188,859	892,619	5%	40%
Investment securities, tax-exempt	198,999	183,581	173,171	8%	15%
Loans held for sale	41,273	44,226	23,290	(7)%	77%
Loans and leases	6,095,815	6,135,710	6,091,914	(1)%	0%

Total earning assets	7,626,754	7,604,439	7,198,532	0%	6%
Goodwill & other intangible assets, net	755,647	757,055	762,398	0%	(1)%
Total assets	8,746,777	8,713,845	8,320,962	0%	5%

Non interest bearing demand deposits	1,303,909	1,251,971	1,248,093	4%	4%
Interest bearing deposits	5,499,990	5,450,614	5,172,049	1%	6%

Total deposits	6,803,899	6,702,585	6,420,142	2%	6%
Interest bearing liabilities	5,902,284	5,911,972	5,731,942	0%	3%

Shareholders’ equity - common	1,271,669	1,288,744	1,258,591	(1)%	1%
Tangible common equity	516,022	531,689	496,193	(3)%	4%

Umpqua Holdings Corporation
Average Balances
(Unaudited)

	Six Months Ended:

Dollars in thousands	Jun 30, 2009	Jun 30, 2008	% Change

Temporary investments	$46,727	$21,612	116%
Investment securities, taxable	1,219,205	884,716	38%
Investment securities, tax-exempt	191,333	173,460	10%
Loans held for sale	42,741	21,284	101%
Loans and leases	6,115,652	6,077,501	1%

Total earning assets	7,615,658	7,178,573	6%
Goodwill & other intangible assets, net	756,347	763,194	(1)%
Total assets	8,730,402	8,304,302	5%

Non interest bearing demand deposits	1,278,083	1,249,360	2%
Interest bearing deposits	5,475,438	5,213,438	5%

Total deposits	6,753,521	6,462,798	4%
Interest bearing liabilities	5,907,101	5,715,791	3%

Shareholders’ equity - common	1,280,159	1,253,991	2%
Tangible common equity	523,812	490,797	7%

Umpqua Holdings Corporation Announces Second Quarter 2009 Results
July 16, 2009

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)

				Sequential	Year over
		Quarter Ended:		Quarter	Year

Dollars in thousands	Jun 30, 2009	Mar 31, 2009	Jun 30, 2008	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,122,891	$1,038,715	$922,039	8%	22%
MSR Asset, at fair value	$ 10,631	$8,732	$11,576	22%	(8)%

MSR as % of serviced portfolio	0.95%	0.84%	1.26%

Mortgage Banking Revenue:
Origination and sale	$5,889	$4,857	$1,284	21%	359%
Servicing	738	654	603	13%	22%
Change in fair value of MSR asset	(368)	(1,441)	1,800	(74)%	(120)%

Total Mortgage Banking Revenue	$6,259	$4,070	$3,687	54%	70%

Closed loan volume	$234,023	$191,713	$92,403	22%	153%

	Six Months Ended:

Dollars in thousands	Jun 30, 2009	Jun 30, 2008	% Change

Mortgage Banking Revenue:
Origination and sale	$10,746	$3,136	243%
Servicing	1,392	1,203	16%
Change in fair value of MSR asset	(1,809)	(124)	nm
Change in fair value of MSR hedge	--	(2,398)	(100)%

Total Mortgage Banking Revenue	$10,329	$1,817	468%

Closed loan volume	$425,736	$173,343	146%

nm = not meaningful

		# # #